Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
of
CORNING NATURAL GAS CORPORATION
under
Section 807 of New York Business Corporation Law
     The undersigned, Michael I. German, being the President and Chief Executive Officer of Corning Natural Gas Corporation,
     DOES HEREBY CERTIFY as follows:
     (1) The name of the Corporation is Corning Natural Gas Corporation (the “Corporation”).
     (2) The Certificate of Incorporation of the Corporation was filed by the Department of State of New York on August 30, 1904 at which time the name of the corporation was Crystal City Gas Company.
     (3) This Certificate of Incorporation is amended to effect the following changes authorized by New York Business Corporation Law:
     (a) To increase the number of the authorized shares of the Corporation from 3.5 million Common Shares, par value $5.00 per share, and no Preferred Shares, to 3.5 million Common Shares, par value $5.00 per share, and 500,000 Preferred Shares, par value $5.00 per share, and to grant to the board of directors of the Corporation the authority to issue said preferred shares of any series and to fix the number of shares so issued and the designations, relative rights, preferences and limitations of such series to the full extent provided by New York Business Corporation Law.
     (b) To add a provision eliminating preemptive rights of shareholders of the Corporation.
     (c) To add a provision that shareholders may act by less than unanimous written consent.
     (4) The restatement of the Certificate of Incorporation of the Corporation was authorized by a vote of the board of directors of the Corporation followed by a vote of the majority or two-thirds of all outstanding shares entitled to vote thereon, as applicable, at a meeting of shareholders held on May 7, 2007.
     (5) To accomplish the foregoing amendments, the text of the Certificate of Incorporation is hereby restated in its entirety to read as follows:

CERTIFICATE OF INCORPORATION
of
CORNING NATURAL GAS CORPORATION
under
Section 402 of New York Business Corporation Law
     FIRST: The name of the corporation is Corning Natural Gas Corporation (the “Corporation).”
     SECOND: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under New York Business Corporation Law; provided, however, that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.
     THIRD: The office of the Corporation is to be located in the County of Steuben, State of New York.
     FOURTH: Authorized Shares.
     (a) The aggregate number of shares which the Corporation shall have authority to issue is 4.0 million, of which 3.5 million shares, par value $5.00 per share, shall be designated “Common Shares” and 500,000 shares, par value $5.00 per share, shall be designated “Preferred Shares.”
     (b) Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Shares as Preferred Shares of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, relative rights, preferences and limitations of such series, to the full extent now or hereafter permitted by New York Business Corporation Law.
     FIFTH: The Secretary of State of New York is hereby designated as the agent of the Corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any process against the Corporation which may be served upon him is 330 West William Street, P.O. Box 58, Corning, New York 14830-0058.
     SIXTH: No director of the Corporation shall be liable to the Corporation or any of its shareholders for damages for any breach of duty as a director, except for liability for acts or omissions if a judgment or other final adjudication adverse to the director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of New York Business Corporation Law. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements).
     Each person who serves as a director of the Corporation while this Article SIXTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article SIXTH, and neither the amendment or repeal of this Article SIXTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SIXTH, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article SIXTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by law, agreement, vote of shareholders or disinterested directors, or otherwise.
     SEVENTH: No holder of shares of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for, purchase, or receive any shares of the Corporation of any class, or any securities convertible into, exchangeable for, or carrying a right or option to purchase its shares of any class, whether now or hereafter authorized and whether issued, sold, or offered for sale by the Corporation for cash or other consideration or by way of dividend, split of shares, or otherwise.
     EIGHTH: Any action to be taken by a vote of shareholders may be taken without a meeting by written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
     IN WITNESS WHEREOF, I have made, signed, and subscribed this Restated Certificate of Incorporation this 26th day of September, 2007, and affirm that the statements contained herein are true under the penalties of perjury.

/s/ Michael I. German
Michael I. German, President
and Chief Executive Officer

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